Item 77C DWS Equity Partners Fund (a series of
DWS Equity
Partners Fund, Inc.)

Registrant incorporates by reference the
Registration Statement on Form N-14 for
DWS Value Series, Inc. filed on September 12,
2008 (SEC Accession No.
0001193125-08-195203).
A Special Meeting of Shareholders of DWS Equity
Partners Fund (the "Fund")
was held on October 21, 2008 at the offices of Deutsche Asset Management, 345
Park Avenue, New York, NY 10154. The following matter was voted upon by the shareholders of said Fund (the resulting votes are presented below):

1. Approving an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of all of the assets of the Fund to DWS Large
Cap Value Fund ("Large Cap Fund"), in exchange for shares of Large Cap Fund and the assumption by Large Cap Fund of all the liabilities of the Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of the Fund in complete liquidation and termination of the Fund.

Number of Votes:
For
Against
Abstain
4,798,509.090
224,605.101
166,330.164






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77C DWS
Equity Partners Fund.doc